Exhibit 99.1

FA Email

Subject: CNL Growth Properties Announces Anticipated Dates of Net Asset Valuation and Webinar

FOR BROKER-DEALER AND RIA USE ONLY.

On Jan. 6, 2016, CNL Growth Properties, Inc. (the REIT) filed a Current Report on Form 8-K to announce that the REIT (i) anticipates announcing on or about Jan. 26, 2016 the estimated net asset value (NAV) per share of the REIT’s common stock as of Dec. 31, 2015 (2015 NAV), and (ii) will hold a webinar on Jan. 29, 2016, at 3:00 p.m. Eastern time, to present the estimated 2015 NAV. Visit GrowthTrust.com/webinar to register for the webinar, and dial 800-680-6953 for access.

On Dec. 14, 2015, the REIT disclosed, in a Current Report on Form 8-K filed with the SEC, the engagement of CBRE Capital Advisors, Inc., an independent investment banking firm, to assist the REIT’s valuation committee, which is comprised solely of independent directors, in the preparation of the estimated 2015 NAV.

The 2015 NAV will be estimated in accordance with the REIT’s valuation policy and certain methodologies set forth by the Investment Program Association, a trade association for non-listed direct investment vehicles (IPA), in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.”

FOR BROKER-DEALER AND RIA USE ONLY.

Dates may be subject to change. There is no assurance that the REIT’s adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of the REIT’s estimated 2015 NAV.

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